UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 30, 2011

TAUBMAN CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan
(State or Other Jurisdiction of Incorporation)

1-11530	38-2033632
(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan	48304-2324
(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 258-6800

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 4, 2011, Taubman Centers, Inc. issued a press release announcing that The Taubman Realty Group Limited Partnership entered into an agreement on September 30, 2011 to acquire The Mall at Green Hills in Nashville, Tennessee and The Gardens on El Paseo/El Paseo Village in Palm Desert, California from affiliates of Davis Street Properties, LLC of Evanston IL. The consideration for the properties is $560 million, excluding transaction costs.  The consideration consists of the assumption of approximately $206 million of debt, up to $80 million of partnership units in The Taubman Realty Group Limited Partnership and the balance of approximately $274 million in installment notes.  The installment notes will bear interest at 3.125 percent and will be due in full approximately 60 days after closing if the closing date is in 2011. If the closing is in 2012, 80 percent of the notes balance will be due approximately 60 days after closing and the remaining balance will be due in February 2013. The assumed debt consists of three loans: an amortizing loan of approximately $108 million secured by The Mall at Green Hills at an interest rate of 6.89 percent maturing in December 2013, an amortizing loan of $17 million secured by El Paseo Village at an interest rate of 4.42 percent maturing in March 2016, and, a non-amortizing loan of $81 million secured by The Gardens at El Paseo at an interest rate of 6.1 percent maturing in June 2016.  The number of partnership units will be determined based on a value of $55 per unit.

The transaction has been approved by the Taubman Centers’ Board of Directors.  It is subject to due diligence and is expected to close in the fourth quarter of 2011.

Item 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See Item 1.01 above for description of the installment notes and debt to be assumed.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit	Description

99	Press Release, dated October 4, 2011, entitled “Taubman To Acquire Davis Street Assets: The Mall at Green Hills and The Gardens on El Paseo/El Paseo Village.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2011	TAUBMAN CENTERS, INC.

By: /s/ Lisa A. Payne
Lisa A. Payne
Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99	Press Release, dated October 4, 2011, entitled “Taubman To Acquire Davis Street Assets: The Mall at Green Hills and The Gardens on El Paseo/El Paseo Village.”